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                                   EXHIBIT 11

                            SYNOVUS FINANCIAL CORP.

                           COMPUTATION OF NET INCOME
                                PER COMMON SHARE
                                  (UNAUDITED)


                                                  Nine Months Ended          Three Months Ended
                                                    September 30,              September 30,
                                               -----------------------    -----------------------
                                                 1995          1994         1995          1994
                                               ----------   ----------    ----------   ----------

Primary
-------
Net income                                   $ 80,948,898   67,699,901    30,278,770   24,683,246
                                               ==========   ==========    ==========   ==========
Average common shares outstanding              76,441,141   75,039,946    76,931,918   75,359,241
Average common shares added, assuming
     exercise of dilutive stock options           749,207      832,599       930,234      861,756
                                               ----------   ----------    ----------   ----------
Average common shares, as adjusted             77,190,348   75,872,545    77,862,152   76,220,997
                                               ==========   ==========    ==========   ==========
Net income per common share                  $       1.05         0.89          0.39         0.32
                                               ==========   ==========    ==========   ==========
Assuming Full Dilution
----------------------
Net income                                   $ 80,948,898   67,699,901    30,278,770   24,683,246
                                               ==========   ==========    ==========   ==========
Adjustments:
     Interest expense on subordinated
          debentures                                    0      102,355             0       34,118
     Income tax effect on such interest
          expense                                       0      (35,824)            0      (11,941)
                                               ----------   ----------    ----------   ----------
Net Income, as adjusted                      $ 80,948,898   67,766,432    30,278,770   24,705,423
                                               ==========   ==========    ==========   ==========
Average common shares outstanding              76,441,141   75,039,946    76,931,918   75,359,241
Average common shares added, assuming
     exercise of dilutive stock options           983,085      882,597       983,085      882,597
Average common shares to be issued,
     assuming conversion of subordinated
     debentures                                         0      301,947             0      301,947
                                               ----------   ----------    ----------   ----------
Average common shares, as adjusted             77,424,226   76,224,490    76,224,490   76,543,785
                                               ==========   ==========    ==========   ==========
Net income per common share, assuming
     full dilution                           $       1.05         0.89          0.89         0.32
                                               ==========   ==========    ==========   ==========

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